EXHIBIT 99.1

Vynleads’ DWD Protocol & Targeted Nutraceuticals Can Support Type-2 Diabetics Amidst Health Uncertainty

Rock Hill, South Carolina – July 6, 2020 – Vynleads, Inc. (the “Company” or “Vynleads”) (OTC: VYND), a health and wellness technology company dedicated to helping members thrive naturally and stay out of the emergency room, reports that its “Done with Diabetes” (DWD) Protocol can help people with type-2 diabetes improve their overall health.

“Our DWD Protocol is a step-by-step approach to help members change their daily nutritional intake and personal lifestyle behavior. Unlike traditional pharmaceutical medications that serve primarily as a mask to contain the disease, it helps by addressing foundational issues that are believed to contribute to type-2 diabetes,” said Alex Mannine, Chief Executive Officer and co-founder of Vynleads.

The DWD Protocol is based on work at London’s Newcastle University by Dr. Roy Taylor, who showed that the remission of type-2 diabetes is linked to a loss of liver fat. Testing showed that weight loss averaging approximately 33 pounds over eight weeks resulted in several significant positive changes to the body. Liver fat fell by 30%, while liver insulin sensitivity and fasting blood glucose levels also returned to normal. By the end of the eight-week period, pancreatic fat and pancreatic insulin secretion were also normal.

“We've witnessed first-hand just how destructive type-2 diabetes can be. We have also seen just how successful the DWD Protocol can be when our members follow the steps and how our targeted nutraceuticals can complement those efforts,” said Mannine. “Our information platform shows people exactly how they can begin to turn their lives around, and provide tips on everything from nutritional education to daily motivation. We believe that health is a choice that everyone has to make every day, so while it’s not a quick fix, the DWD Protocol presents ways for our members to make positive changes to their daily habits.”

New Research

Making lifestyle changes may decrease the risk of death or especially severe symptoms as research proves COVID-19 is devastating to people who have type-2 diabetes.

New studies on COVID-19 and type-2 diabetes reveal a clear connection between the condition and the outcome, and while diabetics are not at an increased risk of developing COVID-19 symptoms compared to the general population, they are more likely to experience severe consequences.

In one study of intensive care patients, 22% of people who died had both COVID-19 and diabetes. In another study, published in the medical journal Diabetologia, 10% of hospitalized COVID-19 patients with type-2 diabetes died within the first week of admission. Researchers have also found that 31.4% of all deaths in the UK occurred in people with type-2 diabetes. In their scientific paper, the authors said, “There were 23,804 COVID-19 related deaths. One third occurred in people with diabetes: 7,466 (31.4%) with type 2 and 365 (1.5%) with type 1 diabetes.”

A study conducted in the United States across 88 hospitals showed that the death rate for those with both diabetes and hyperglycemia (high levels of sugar in the blood) was 29% compared to 6% in patients who had neither condition.

Of COVID-19 patients who were not properly diagnosed but did develop hyperglycemia while in the hospital, 42% died. Glycemic control may also make the body more vulnerable to a secondary bacterial infection, as seen in patients who contracted COVID-19.

“There are many people across the US who have type-2 diabetes and don’t even know it. According to the CDC, an estimated 7.3 million people are undiagnosed, which is a particularly frightening number when you consider that emergency room doctors need this information to develop the right treatment plans,” said Mannine. “By helping diabetics improve their physical wellbeing, our DWD Protocol is here to support people in living healthier lives in today’s current health climate and beyond.”

About Vynleads, Inc.

Vynleads, Inc. (OTC: VYND) is a health and wellness technology company dedicated to helping members thrive naturally and stay out of the emergency room. The Company is at the frontier of helping families manage, control and prevent type-2 diabetes and pre-diabetes naturally.

Vynleads' flagship brand, “Done with Diabetes” (DWD), was introduced in 2016. Since its inception, DWD has acquired more than 28,000 paying members and generated more than USD$8M in gross revenues since its launch in March 2016. Vynleads plans to expand its Lifestyle Blueprint model, which powers DWD, across a range of verticals, with a focus on health and wellness support, and chronic illness management. Vynleads, Inc. is a fully reporting and audited company, with filings available on the SEC website.

Additional information about Vynleads is available at www.vynleads.com. Details about the DWD Protocol are available online at www.dwdprotocol.com and www.wearedwd.com.

Further information:

Alex Mannine

CEO and co-founder

Vynleads, Inc.

+1 (416) 489-0092

investors@vynleads.com

Media requests:

Adam Bello

Media & Analyst Relations Manager

Primoris Group Inc.

+1 (416) 489-0092 x 226

media@primorisgroup.com

Health Disclaimers:

References to the DWD Protocol and diabetes only includes prediabetes and type-2 diabetes. This system does not work for, and is not designed for type-1 diabetes. As always, please consult with your doctor before taking any further action.

These statements have not been evaluated by the United States Food and Drug Administration (FDA). Vynleads, Inc and its network of newsletters is committed to bringing you the latest, most accurate, most reliable information available for a healthy lifestyle. Nevertheless, nothing stated here should be considered as formal medical advice for dealing with a given problem, or to diagnose / treat / prevent / cure any disease. This information is for informational and educational purposes only. Only a licensed medical doctor can legally offer medical advice in the United States. Consult your health care professional for individual guidance for specific health problems.

Forward Looking Statement:

This presentation contains forward-looking statements made within the meaning of the Private Securities Litigation Reform Act of 1995 by Vynleads and its representatives. These statements can be identified by introductory words such as “expects,” “plans,” “intends,” “believes,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies,    regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in reports filed by Vynleads with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Vynleads undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.